Exhibit 3.3

EXECUTION COPY

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

CHENIERE CORPUS CHRISTI HOLDINGS, LLC

(A Delaware Limited Liability Company)

This Amended and Restated Limited Liability Company Agreement (the “Agreement”), dated as of March 30, 2015, is hereby duly adopted as the limited liability company agreement of Cheniere Corpus Christi Holdings, LLC, a Delaware limited liability company (the “Company”), by the Managing Member (as defined below).

RECITALS

WHEREAS, the Company was formed as a limited liability company under the Act (as hereinafter defined) pursuant to the filing of the Certificate of Formation on September 11, 2014 and the execution of that certain Limited Liability Company Agreement, dated as of September 11, 2014 (the “Original Agreement”) by the Initial Member; and

WHEREAS, the Managing Member desires to amend and restate the Original Agreement for the purposes and upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, and the terms, covenants and conditions set forth herein, it is hereby agreed as follows:

ARTICLE I

Definitions

1.1 Definitions. The following terms used in this Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Account Bank” has the meaning set forth in the Common Security and Account Agreement.

“Act” means the Delaware Limited Liability Company Act, as the same may be amended from time to time (or any corresponding provisions of succeeding law).

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person and “Affiliated” shall be construed accordingly.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company, as amended, restated or otherwise modified from time to time.

“Approved Individual” means an individual who has prior experience as an independent director, independent manager or independent member and who is either (i) provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Managers, another nationally-recognized company regularly engaged in the business of providing Independent Managers reasonably approved by the Security Trustee, in each case that is not an Affiliate of the Company and that provides professional Independent Managers and other corporate services in the ordinary course of its business or (ii) approved by the Security Trustee.

“Bankruptcy” has the meaning set forth in the Common Security and Account Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day which is a nationally recognized holiday in the United States of America.

“Capital Contribution” means any contribution to the capital of the Company in cash or property by any Member whenever made.

“Certificate” means the Certificate of Formation of the Company as filed with the Secretary of State of Delaware, as amended, restated or otherwise modified from time to time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Security and Account Agreement” means the Common Security and Account Agreement to be entered into among the Company, Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P., Corpus Christi Pipeline GP, LLC, each Senior Creditor Group Representative on its own behalf and on behalf of the relevant Senior Creditor Group, Société Générale as Intercreditor Agent and Security Trustee and Mizuho Bank, Ltd., as Account Bank, as amended, restated or otherwise modified from time to time.

“Company” means Cheniere Corpus Christi Holdings, LLC, a Delaware limited liability company.

“Control” of a Person means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by operation of law, by contract (including pursuant to a partnership or similar agreement) or otherwise; and the terms “Controlling” and “Controlled” have corresponding meanings to the foregoing.

“Corpus Christi Pipeline” means the 23-mile-long, 48-inch-diameter bi-directional Gas pipeline and related compressor stations, meter stations and required interconnects, originating at the Corpus Christi Terminal Facility and terminating north of the City of Sinton, Texas, and related facilities, as such facilities may be improved, replaced, modified, changed or expanded.

“Corpus Christi Terminal Facility” means the facilities in San Patricio County and Nueces County in the vicinity of Portland, Texas, on the La Quinta Channel in the Corpus Christi Bay comprising, with related onsite and offsite utilities and supporting infrastructure and as such facilities may be improved, replaced, modified, changed or expanded.

“Discharge Date” has the meaning set forth in the Common Security and Account Agreement.

“EIG MC” means EIG Management Company, LLC.

“Finance Documents” has the meaning set forth in the Common Security and Account Agreement and also includes any other common terms agreements, intercreditor agreements, loan and guarantee facility agreements, indentures, promissory notes, security agreements, registration or disclosure statements, subordination agreements, accounts agreements, mortgages, pledges, direct agreements, assignments, debentures, deeds of trust, credit agreements, hedging agreements, participation agreements and other documents entered into by the Company with creditors from time to time relating to the financing of the development, design, engineering, procurements, constructions, completion, testing, commissioning, insurance, ownership, operation and maintenance of the Project Facilities, including any modifications, supplements, extensions, renewals or replacements of any such documents.

“Fiscal Year” means the Company’s fiscal year, which shall be the calendar year.

“Gas” has the meaning set forth in the Common Security and Account Agreement.

“GAAP” means generally accepted accounting principles in the jurisdiction in which the relevant party’s financial statements are prepared or International Accounting Standards/International Financial Reporting Standards, as in effect from time to time.

“Guarantors” has the meaning set forth in the Common Security and Account Agreement.

“Holdco Pledge Agreement” has the meaning set forth in the Common Security and Account Agreement.

“Independent Manager” means an Approved Individual who has not been at any time during the five years preceding such initial designation: (i) a direct or indirect owner of any equity interest in, or member, officer, employee, director, manager (with the exception of serving as the Independent Manager) or contractor, bankruptcy trustee, attorney or counsel of, the Company or any of its Affiliates; (ii) a creditor, customer, supplier (other than a supplier of registered agent or registered office services), or other Person who derives any of its purchases or revenues from its business activities with the Company or any of its Affiliates (other than any fee paid for its services as Independent Manager); (iii) an Affiliate of the Company or any Person excluded from serving as Independent Manager under clause (i) or (ii) of this definition; (iv) a member of the immediate family by blood or marriage of any Person excluded from being an Independent Manager under clause (i) or (ii) of this definition; or (v) a Person who received, or a member or employee of a firm or business that received, fees or other income from the Company or any Affiliate thereof in the aggregate in excess of five percent of the gross income, for any applicable year, of such Person; provided, however, that notwithstanding the foregoing, for the purposes of clause (i), an equity interest shall be deemed to exclude de minimis or otherwise immaterial holdings of equity interests of an Affiliate of the Company which are traded on public stock exchanges. The initial Independent Manager is Michelle A. Dreyer.

“Initial Capital Contribution” means the initial contribution to the capital of the Company made by the Initial Member pursuant to the Original Agreement.

“Initial Member” means Cheniere LNG Terminals, LLC.

“Intercreditor Agent” has the meaning set forth in the Common Security and Account Agreement.

“LNG” has the meaning set forth in the Common Security and Account Agreement.

“Loan Party” means Cheniere Corpus Christi Holdings, LLC, Corpus Christi Liquefaction, LLC, Cheniere Corpus Christi Pipeline, L.P. and Corpus Christi Pipeline GP, LLC.

“Majority” means, with respect to any referenced group of Managers, a combination of any such Managers constituting more than 50% of the number of Managers of such referenced group who are then elected and qualified.

“Manager” means those Persons identified on Exhibit A, as such Exhibit may be amended from time to time to include any other Persons who succeed such Persons in that capacity or are elected to act as additional managers of the Company as provided herein but shall not include the Independent Manager except to the extent of matters upon which the vote of the Independent Manager is required under Section 2.5(c)(iii).

“Managing Member” means Cheniere CCH HoldCo I, LLC.

“Material Project Agreements” has the meaning set forth in the Common Security and Account Agreement and also includes any other agreements for the development, financing, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Project Facilities (and, if the Member(s) so elect(s), the import of LNG to the extent the Company or any of its subsidiaries has all necessary permits therefor), the transportation of Gas to the Project Facilities by third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto.

“Member” means those Persons identified on Exhibit B, as such Exhibit may be amended from time to time to include any Person hereafter admitted to the Company as a Member as provided in this Agreement, but does not include any Person who has ceased to be a Member in the Company.

“Membership Interest” means, with respect to a Member at any time, the ownership interest of such Member at that time, which shall include all Units then owned thereby.

“Note Purchase Agreement” means the Amended and Restated Note Purchase Agreement dated as of March 1, 2015 by and among Cheniere CCH HoldCo II, LLC, the Sponsor, EIG MC, The Bank Of New York Mellon and the note purchasers named therein, as amended from time to time.

“Original Agreement” has the meaning set forth in the recitals.

“Person” means any natural person, partnership, limited liability company, corporation, trust or other legal entity.

“Project Facilities” means the Corpus Christi Terminal Facility and the Corpus Christi Pipeline, as such facilities may be repaired and replaced from time to time or modified, changed or expanded.

“Security Documents” has the meaning set forth in the Common Security and Account Agreement.

“Security Trustee” has the meaning set forth in the Common Security and Account Agreement.

“Senior Creditor Group Representative” has the meaning set forth in the Common Security and Account Agreement.

“Senior Debt Obligations” has the meaning set forth in the Common Security and Account Agreement.

“Service Agreement” means (a) the service agreement dated as of April1, 2015, entered into between Corporation Service Company and the Company to provide for the Independent Manager and (b) any service agreement for a successor to the Independent Manager, in each case for the performance of services under this Agreement.

“Sponsor” means Cheniere Energy, Inc. and any successor or assign.

“Units” means units of ownership interest in the Company.

1.2 Other Definitional Provisions. All terms used in this Agreement that are not defined in this Article I have the meanings contained elsewhere in this Agreement.

ARTICLE II

Formation

2.1 Name and Formation. The name of the Company is Cheniere Corpus Christi Holdings, LLC. The Company was formed as a limited liability company upon the filing of the Certificate pursuant to the Act.

2.2 Principal Place of Business. The principal place of business of the Company shall be at 700 Milam Street, Suite 1900, Houston, Texas. The Company may locate its place(s) of business and registered office at any other place or places as the Member(s) may from time to time deem necessary or advisable.

2.3 Registered Office and Agent. The registered office of the Company shall be at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its initial registered agent at such address shall be Corporation Service Company.

2.4 Duration. The period of duration of the Company is perpetual from the date its Certificate was filed with the Secretary of State of Delaware, unless the Company is earlier dissolved in accordance with either the provisions of this Agreement or the Act.

2.5 Purposes and Powers.

(a) The sole purpose of the Company shall be limited to (i) the development, financing, acquisition, ownership, occupation, construction, equipping, testing, repair, operation, maintenance and use of the Project Facilities and the purchase, storage and sale of Gas and the storage and sale of LNG, the export of LNG from the Project Facilities (and, if the Member(s) so elect(s), the import of LNG to the extent the Company or any of its subsidiaries has all necessary permits therefor), the transportation of Gas to the Project Facilities by third parties, and the sale of other services or other products or by-products of the Project Facilities and all activities incidental thereto, (ii) the entry into, the borrowing pursuant to and the performance of its obligations under, Finance Documents and Material Project Agreements and (iii) doing all acts and things ancillary or incidental to the foregoing, including, without limitation, entering into the transactions contemplated by any of the foregoing.

(b) The Company shall at all times:

(i)	observe all applicable limited liability company procedures necessary to maintain its separate existence and formalities, including:

(a)	maintaining minutes or records of meetings of the Member(s) and Managers;

(b)	acting on behalf of itself only pursuant to due authorization of the Member(s) or the Managers, including, when applicable, the Independent Manager; and

(c)	conducting its own business in its own name and through authorized agents pursuant to this Agreement;

(ii)	allocate fairly and reasonably any shared expenses, including overhead for shared office space or common employees (if any);

(iii)	use separate stationery, invoices and checks bearing its own name;

(iv)	prepare and maintain its own full and complete books, accounting records (including books of account and payroll, if any) and other documents and records, in each case which are separate and apart from the books, accounting records and other documents and records of the Sponsor or any Affiliate thereof;

(v)	maintain separate bank accounts in its own name or otherwise pursuant to the Finance Documents and make all investments solely in its name except as otherwise provided by the Finance Documents;

(vi)	separate its property and not allow funds or other assets to be commingled with the funds and other assets of, held by, or registered in the name of the Sponsor or any Affiliate thereof, and maintain its assets in such a manner that it is not costly or difficult to identify or ascertain such assets, all except to the extent otherwise provided by the Finance Documents;

(vii)	not hold itself out as being liable for the debts of the Sponsor or any Affiliate thereof and not guarantee the debts of the Sponsor or any Affiliate thereof except as permitted by the Finance Documents;

(viii)	not acquire or assume obligations or securities of, or make loans or advances to, any of its Affiliates except as required under the Finance Documents;

(ix)	maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, and not have its assets listed on the balance sheet of any other Person; provided that the Company may also report its financial statements on a consolidated or combined basis with one or more of its Affiliates in accordance with GAAP so long as appropriate notation is made on such consolidated financial statements to indicate the separateness of the Company from such Affiliate(s) and to disclose the separate nature of the Company’s indebtedness;

(x)	prepare and file its own tax returns separate from those of any Person except to the extent that the Company is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;

(xi)	pay its own liabilities and expenses out of its own assets (except as provided under the Finance Documents);

(xii)	pay the salaries of its own employees, if any, and maintain a sufficient number of employees in light of its contemplated business operations (either directly or through contractual arrangements to provide such services that such employees would provide) and not permit its employees, if any, to participate in or receive payroll benefits or pension plans of or from any of its Affiliates;

(xiii)	maintain adequate capitalization in light of its contemplated business and obligations;

(xiv)	hold itself out to third parties as a legal entity, separate and distinct and independent from any other entity, conduct its own business solely under its name and correct any known misunderstanding as to the separateness of the Company from any other Person; and

(xv)	except to the extent permitted under the Finance Documents, it shall not enter into any material agreement with the Sponsor or any of its Affiliates on terms and conditions which, in the aggregate, are less favorable to it than those that would be applicable in a comparable agreement with independent parties acting at arm’s length (or, if there is no comparable arm’s-length transaction, then on terms reasonably determined by the Company’s board of Managers to be fair and reasonable), provided, however, that no limitation in this Section 2.5(b) shall apply to the Company as among itself and any of the Guarantors.

(c) Limitations on Certain Actions. Notwithstanding anything to the contrary in this Agreement or in any other document governing the Company’s formation, management or operations, the Company shall not:

(i)	engage, directly or indirectly, in any business other than as is consistent with its purposes set forth in Section 2.5(a);

(ii)	except to the extent permitted by the Finance Documents, enter into any merger or sell or otherwise transfer all or substantially all of its assets;

(iii)	authorize or take any action that would constitute a Bankruptcy of the Company or any of the Guarantors without the unanimous written approval of all of the Managers and the Independent Manager; or

(iv)	prior to the Discharge Date, amend, modify or otherwise change this Section 2.5, Section 3.3 or any provision governing notice to the Independent Manager.

2.6 Limitation of Liability. The liability of each Member, each Manager, the Independent Manager and each employee of the Company to third parties for debts or any other obligations of the Company shall be limited to the fullest extent provided in the Act and other applicable law.

ARTICLE III

Rights and Duties of Managers

3.1 Management. The powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under, its designated board of Managers (hereinafter referred to as “Managers”). In addition to the powers and authorities expressly conferred by this Agreement upon the Managers, the Managers may exercise all such powers of the Company and do all such lawful acts and things as are not directed or required to be exercised or done by the Member(s) by the Act, the Certificate or this Agreement, including, but not limited to, contracting for or incurring debts, liabilities and other obligations on behalf of the Company; provided, that the management of the Company by the Managers and the actions and authority of any officers are in all respects subject to the requirements of Section 2.5 and 3.3 herein.

3.2 Number and Qualifications. The Company shall have (i) one Independent Manager, and (ii) not less than one (1) nor more than seven (7) other Managers, as may be determined by the Member(s) from time to time, but no decrease in the number of Managers shall have the effect of shortening the term of any incumbent Manager. Managers need not be residents of the State of Delaware. The Managers in their discretion may elect from among the Managers a chairman of the Managers who shall preside at meetings of the Managers.

3.3 Independent Manager.

(a) The Company shall at all times have one Independent Manager selected by the Member(s); provided, that notwithstanding anything to the contrary herein, in the event that, in connection with the exercise by the Security Trustee of any remedies under or in connection with the Security Documents, the Security Trustee, its nominee or designee acquires at least 50.1% of the membership interests having voting rights in the Company (other than any membership interests held by the Independent Manager) then (i) this requirement shall terminate, (ii) the Independent Manager shall be removed and no successor Independent Manager shall be designated and (iii) the requirement for Independent Manager approval shall, in all cases, have no further force or effect.

(b) No resignation, removal or withdrawal of the Independent Manager, and no designation of a successor Independent Manager shall be effective until such successor shall have accepted such designation as the Independent Manager to act in accordance with this Agreement in writing. In the event that no Person shall be designated as the Independent Manager for any period, the Member(s) shall promptly designate a successor Independent Manager.

(c) The Independent Manager shall remain in place until his or her death, disability or resignation, or upon removal by the Member(s). Upon the death, disability, resignation or removal of the Independent Manager, a successor Independent Manager shall be designated by the Member(s). After the Discharge Date, the requirement to have an Independent Manager and all provisions relating to an Independent Manager shall, without any further action, be of no further force or effect.

(d) The Independent Manager may not delegate any of its powers to any other Person.

(e) The Independent Manager shall have no economic interest in the Company.

(f) A separate vote shall be held for each Loan Party with respect to matters referred to in Section 2.5(c)(iii) (but the outcome of any such vote or votes may be included within a single resolution or written consent of the board of Managers).

(g) All right, power and authority of the Independent Manager shall be limited to the extent necessary to exercise its rights specifically set forth in this Agreement. To the fullest extent permitted by law, when voting on the matters referred to in Section 2.5(c)(iii), the Independent Manager shall not consider the interests of the Sponsor or any Affiliate thereof (other than the Company and the other Loan Parties). The Independent Manager shall not have any fiduciary duties to the Member(s), any officer or any other Person bound by this Agreement; provided, however, the foregoing shall not eliminate the implicated contractual covenant of good faith and fair dealing. To the fullest extent permitted by law, the Independent Manager shall not be liable, responsible or accountable in damages or otherwise to any Loan Party or the Member(s) for any act or omission performed or omitted in a manner reasonably believed by the Independent Manager to be within the scope of the authority granted to him or her by this Agreement or for any breach of duties (including fiduciary duties), unless the Independent Manager acted in bad faith or engaged in willful misconduct. The Independent Manager shall at no time serve as trustee in bankruptcy for any Loan Party or any Affiliate of any Loan Party.

3.4 Note Holder Observer. Pursuant to the terms of the Note Purchase Agreement, for so long as the Note Holders (as such term is defined in the Note Purchase Agreement) collectively own Notes (as such term is defined in the Note Purchase Agreement) in an aggregate principal amount of at least $500,000,000, EIG MC shall be entitled to appoint one observer (the “Note Holder Observer”) who shall be entitled to attend meetings of the Managers in a nonvoting, observer capacity. Notice shall be provided to the Note Holder Observer of any and all meetings of the Managers and copies of all materials provided to the Managers in their capacity as Managers concurrently with and in substantially the same manner as such notices and materials are provided to the Managers. The Managers will be entitled to exclude the Note Holder Observer from portions of meetings or omit to provide the Note Holder Observer with certain materials if (a) the Managers conclude in good faith that such exclusion or omission is necessary or appropriate (i) to preserve any attorney-client privilege or (ii) to comply with contractual obligations to third parties or regulatory limitations, or (b) the Managers intend to consider or distribute any materials with respect to a matter in which the Note Holder Observer has an actual or potential conflict of interest; provided that to the extent the Managers take any of the actions described in clause (a) or (b) of this Section 3.4, the Managers, to the extent reasonably practicable, shall make reasonable and appropriate substitute disclosure arrangements, including providing redacted versions of applicable materials and executing a joint defense agreement or other similar arrangements.

3.5 Election. Subject to Section 3.3 above, at the first annual meeting of the Member(s) and at each annual meeting thereafter, the Member(s) shall elect one or more Managers to hold office until the next succeeding annual meeting. Unless removed in accordance with this Agreement, each Manager shall hold office for the term for which such person is elected and until such person’s successor shall be elected and qualified.

3.6 Vacancy. Subject to Section 3.3 above, any vacancy occurring for any reason in the number of Managers shall be filled by the Member(s). A Manager elected to fill a vacancy shall be elected for the unexpired term of the predecessor in office.

3.7 Removal. Subject to Section 3.3 above, at a meeting called expressly for such purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by the Member(s).

3.8 Place of Meetings. All meetings of the Managers may be held either within or without the State of Delaware.

3.9 Annual Meetings. The annual meeting of Managers shall be held, without further notice, immediately following the annual meeting of the Member(s), and at the same place, or at such other time and place as shall be fixed with the consent in writing of all the Managers.

3.10 Regular Meetings. Regular meetings of the Managers may be held without notice at such time and place either within or without the State of Delaware as shall from time to time be determined by the Managers; provided, that notice of any meeting at which any action requiring the vote of the Independent Manager under Section 2.5(c)(iii) shall be given to the Independent Manager not less than five days before the date of such meeting.

3.11 Special Meetings. Special meetings of the Managers may be called by any Manager on three days’ notice to each Manager, either personally or by mail, telephone or by telegram; provided, that notice of any meeting at which any action requiring the vote of the Independent Manager under Section 2.5(c)(iii) shall be given to the Independent Manager not less than five days before the date of such meeting.

3.12 Quorum.

(a) Subject to subsection (b) below, at all meetings of the Managers, the presence of a Majority shall be necessary and sufficient to constitute a quorum for the transaction of business unless a greater number is required by law. At a meeting at which a quorum is present, the act of a Majority of the Managers present shall be the act of the Managers, except as otherwise provided by law, the Certificate or this Agreement. If a quorum shall not be present at any meeting of the Managers, the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(b) Neither the presence or vote of the Independent Manager nor notice to the Independent Manager shall be required for the Company to undertake any action other than those actions for which the approval of the Independent Manager is expressly required pursuant to Section 2.5(c)(iii) of this Agreement.

3.13 Attendance and Waiver of Notice.

(a) Subject to subsection (b) below, attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except when a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

(b) The Independent Manager may waive in writing the requirements for notice before, at or after any meeting at which any action of the Independent Manager is required under Section 2.5(c)(iii).

3.14 Actions Without a Meeting.

(a) Any action required or permitted to be taken at a meeting of the Managers may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by at least the number of Managers who would be necessary to approve the matter and who are entitled to vote on such matters if it were voted on at a meeting; provided, that no action set forth in Section 2.5(c)(iii) that requires the vote of the Independent Manager shall be effective unless such written consent is signed by the Independent Manager.

(b) The Note Holder Observer shall be entitled to copies of materials provided to the Managers in connection with action taken by written consent to the same extent the Note Holder Observer would be entitled to copies of such materials, pursuant to Section 3.4, if the action were taken at a meeting of the Managers.

3.15 Compensation. Managers, as such, shall not receive any stated salary for their services, except for the Independent Manager pursuant to the Service Agreement, but shall receive such compensation for their services as may be from time to time determined by the Member(s). In addition, a fixed sum and expenses of attendance, if any, may be allowed for attendance at each regular or special meeting of the Managers, provided that nothing contained in this Agreement shall be construed to preclude any Manager from serving the Company or any of its Affiliates in any other capacity and receiving compensation for such service.

3.16 Officers. The Managers may, from time to time, designate one or more persons to be officers of the Company. No officer need be a Member or a Manager. Any officers so designated shall have such authority and perform such duties as the Managers may, from time to time, delegate to them. The Managers may assign titles to particular officers, including, without limitation, president, vice president, chief financial officer, secretary, assistant secretary, treasurer and assistant treasurer. Each officer shall hold office until such person’s successor shall be duly designated and shall qualify or until such person’s death or until such person shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Managers. The Managers, whenever in their judgment the best interests of the Company will be served thereby, may remove any officer as such, either with or without cause. Any vacancy occurring in any office of the Company (other than Manager) may be filled by the Managers.

3.17 Indemnification. Each Member, Manager, Independent Manager and each officer shall be indemnified and held harmless by the Company, including advancement of expenses, but only to the extent that the Company’s assets are sufficient therefor, from and against all claims, liabilities and expenses arising out of any act performed or omitted to be performed in connection with the management of the Company’s affairs, including reasonable attorneys’ fees incurred by such Member, Manager, Independent Manager or officer in connection with the defense of any action based on any such act or omission, but excluding those claims, liabilities and expenses caused by the gross negligence, willful misconduct or fraud of such Member, Manager, Independent Manager or officer, subject to all limitations and requirements imposed by the Act. These indemnification rights are in addition to any rights that each Member, Manager, Independent Manager or officer may have against third parties. The foregoing indemnification specifically includes those claims that arise out of the indemnified party’s sole, joint or contributory negligence, but specifically excludes those claims that arise out of the indemnified party’s willful misconduct, fraud or gross negligence. To the extent that an indemnified party is a party to this Agreement, such indemnified party would not have entered into this Agreement if not for this indemnification. Any amendment of this Section 3.17 that affects the rights of the Independent Manager shall require the consent of the Independent Manager.

ARTICLE IV

Rights and Duties of the Member(s)

4.1 Place of Meetings. All meetings of the Member(s) shall be held at the principal office of the Company or at such other place within or without the State of Delaware as may be determined by the Member(s) and set forth in any notice or waivers of notice of such meeting.

4.2 Annual and Special Meetings. The annual and special meetings of the Member(s) for the election of Managers and the transaction of such other business as may properly come before the meeting shall be held at such time and date as shall be designated by the Member(s) from time to time.

4.3 Actions Without a Meeting. Notwithstanding any provision contained in this Article IV, all actions of the Member(s) provided for herein may be taken by written consent without a meeting. Any such action which may be taken by the Member(s) without a meeting shall be effective only if the consent is in writing, sets forth the action so taken, and is signed by the Member(s).

4.4 Voting for Managers. Managers shall be elected by the Member(s).

4.5 Number. The initial number of Members of the Company shall be one (1).

4.6 Bankruptcy of the Member(s). Notwithstanding any other provision of this Agreement, the occurrence or continuation of a Bankruptcy of a Member shall not cause such Member to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

ARTICLE V

Capitalization

5.1 Capital Contributions.

(a) The Initial Member contributed cash to the Company in the amount of $1,000 upon the execution of the Original Agreement. Such cash was the Initial Capital Contribution of the Initial Member and, upon such contribution, the Initial Member received one hundred (100) Units.

(b) If at any time the Member(s) determine(s) that the Company has insufficient funds to carry out the purposes of the Company, the Member(s) may make additional Capital Contributions.

(c) No Member shall be paid interest on any Capital Contribution.

5.2 Withdrawal or Reduction of Capital Contributions.

(a) No Member shall receive out of the Company’s property any part of its Capital Contribution until all liabilities of the Company have been paid or there remains property of the Company sufficient to pay such liabilities.

(b) No Member shall have the right to withdraw all or any part of its Capital Contribution or to receive any return on any portion of its Capital Contribution, except as may be otherwise specifically provided in this Agreement. Under circumstances involving a return of any Capital Contribution, no Member shall have the right to receive property other than cash.

5.3 Liability of Member. No Member shall be liable for the debts, liabilities or obligations of the Company beyond its Capital Contribution. No Member shall be required to contribute to the capital of, or to loan any funds to, the Company.

5.4 Article 8 Opt-In. Each Unit issued by the Company shall constitute “securities” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware and in the State of New York and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. As noted in Section 5.5 below, such membership interests shall be certificated and in registered form within the meaning of Article 8 of the Uniform Commercial Code and substantially in the form attached hereto as Exhibit C.

5.5 Certificates.

(a) Upon the issuance of Units in the Company to any Person in accordance with the provisions of this Agreement, the Company shall issue one or more certificates in the name of such Person substantially in the form of Exhibit C hereto (a “Unit Certificate”), which evidences the ownership of the Units in the Company of such Person. Each such Unit Certificate shall be denominated in terms of the number of Units in the Company evidenced by such Unit Certificate and shall be signed by two officers of the Company.

(b) The Company shall maintain books for the purpose of registering the transfer of Units. In connection with a transfer in accordance with this Agreement of any Units in the Company, the Unit Certificate(s) shall be delivered to the Company for cancellation, and the Company shall thereupon issue a new Unit Certificate to the transferee evidencing the Units that were transferred and, if applicable, the Company shall issue a new Unit Certificate to the transferor evidencing any Units registered in the name of the transferor that were not transferred.

(c) Each Unit Certificate evidencing Units in the Company shall bear the following legend: “THIS CERTIFICATE EVIDENCES AN INTEREST IN CHENIERE CORPUS CHRISTI HOLDINGS, LLC (THE “COMPANY”) AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN

THE STATE OF ITS FORMATION AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF EACH OTHER APPLICABLE JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN OPINION OF COUNSEL (IF REQUESTED BY THE COMPANY) SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF (I) THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AMONG THE MEMBER(S) AND (II) THE FINANCE DOCUMENTS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

ARTICLE VI

Allocations and Distributions

6.1 Allocations of Profits and Losses. The Company’s profits and losses will be allocated to the Managing Member. Upon the admission of one or more additional Members, profits and losses will be allocated to the Members as determined by the Managing Member in its sole discretion.

6.2 Distributions. Subject to Section 6.3, the Company shall make all distributions at such times and in such amounts as determined by the Managing Member in its sole discretion.

6.3 Limitation Upon Distribution. No distribution shall be declared and paid unless, if after the distribution is made, the value of assets of the Company would exceed the liabilities of the Company, except liabilities to the Member(s) on account of their Capital Contributions.

ARTICLE VII

Tax Treatment

7.1 Tax Treatment. So long as there is only one Member, the Company will be treated as a “disregarded entity” for tax purposes. If and when the Company is no longer a “disregarded entity,” the tax provisions of this Agreement will be amended in accordance with Section 11.4.

ARTICLE VIII

Books and Accounts

8.1 Records and Reports. At the expense of the Company, the Managers shall maintain or cause to be maintained records and accounts of all operations and expenditures of the Company.

8.2 Returns and Other Elections. The Managers shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. All elections permitted to be made by the Company under federal or state laws shall be made by the Managers with the consent of the Member(s).

ARTICLE IX

Dissolution and Termination

9.1 Dissolution.

(a) The Company shall be dissolved upon the first of the following to occur:

(i)	When the period fixed for the duration of the Company, if any, shall expire;

(ii)	Upon the election to dissolve the Company by the Member(s), in the circumstances set forth in Section 2.5(c)(iii), the Independent Manager;

(iii)	Upon the resignation, expulsion or legal incapacity of the last remaining Member, or the occurrence of any other event that terminates the continued membership of the last remaining Member; or

(iv)	The entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Upon dissolution of the Company, the business and affairs of the Company shall terminate, and the assets of the Company shall be liquidated under this Article IX.

(c) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the assets of the Company have been distributed as provided in Section 9.2.

(d) Upon dissolution of the Company, the Managers may cause any part or all of the assets of the Company to be sold in such manner as the Managers shall determine in an effort to obtain the best prices for such assets; provided, however, that the Managers may distribute assets of the Company in kind to the Member to the extent practicable.

9.2 Distribution of Assets Upon Dissolution. In settling accounts after dissolution, the assets of the Company shall be paid in the following order:

(a) First, to creditors, in the order of priority as provided by applicable law; and

(b) Second, any remainder shall be distributed to the Member(s).

9.3 Cancellation of Certificate. When all liabilities and obligations of the Company have been paid or discharged, or adequate provision has been made therefor, and all of the remaining property and assets of the Company have been distributed to the Member(s) according to the Members’ rights and interests, a certificate of cancellation shall be executed on behalf of the Company by the Managers or the Member(s) and shall be filed with the Secretary of State of Delaware in accordance with the Act, and the Managers and Member(s) shall execute, acknowledge and file any and all other instruments necessary or appropriate to reflect the dissolution and termination of the Company.

ARTICLE X

Transfer of Membership Interests

10.1 Transfer of Membership Interests. Subject (until the Discharge Date) to the terms of the Finance Documents, including the Holdco Pledge Agreement, each Member may, directly or indirectly, sell, assign, transfer, pledge, hypothecate or otherwise dispose of all or any portion of its Membership Interest at any time to any Person.

ARTICLE XI

Miscellaneous Provisions

11.1 Notices. Any notice, demand or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally to the party or to an officer of the party to whom the same is directed or, if sent by registered or certified mail, postage and charges prepaid, addressed to the Member’s, Manager’s, Independent Manager’s, Note Holder Observer’s and/or Company’s address as it appears in the Company’s records, as appropriate. Except as otherwise provided herein, any such notice shall be deemed to be given when delivered personally or the next Business Day after the date on which the same was telecopied to such person. Notice of any meeting at which any action requiring the vote of the Independent Manager pursuant to Section 2.5(c)(iii) shall be given to the Independent Manager not less than five days before the date of the meeting.

11.2 Application of Delaware Law. This Agreement and the application or interpretation hereof, shall be governed exclusively by the laws of the State of Delaware, and specifically the Act, excluding any conflicts of laws rule or principle that might refer the governance or construction of this Agreement to the law of another jurisdiction.

11.3 Headings and Sections. The headings in this Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision hereof. Unless the context requires otherwise, all references in this Agreement to Sections or Articles shall be deemed to mean and refer to Sections or Articles of this Agreement.

11.4 Amendments. Subject to Section 2.5(c)(iv), the Certificate and this Agreement may be amended, supplemented or restated only upon the written consent of the Member(s).

Upon obtaining the approval of any amendment to the Certificate, the Managers shall cause a certificate of amendment in accordance with the Act to be prepared, and such certificate shall be executed by no less than one Manager and shall be filed in accordance with the Act.

11.5 Number and Gender. Where the context so indicates, the masculine shall include the feminine, the neuter shall include the masculine and feminine, and the singular shall include the plural.

11.6 Binding Effect. Except as herein otherwise provided to the contrary, this Agreement shall be binding upon and inure to the benefit of the Member(s) and the Members’ distributees, legal representatives, successors and assigns.

11.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original and shall be binding upon the Member who executed the same, but all of such counterparts shall constitute the same Agreement.

11.8 Severability. Except as otherwise provided in the succeeding sentence, every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement. The preceding sentence shall be of no force or effect if the consequence of enforcing the remainder of this Agreement without such illegal or invalid term or provision would be to cause any party to lose the benefit of its economic bargain.

IN WITNESS WHEREOF, the undersigned, being the sole Member of the Company, has caused this Agreement to be duly adopted by the Company as of the date set forth above.

SOLE MEMBER:

CHENIERE CCH HOLDCO I, LLC

By:	/s/ Michael J. Wortley
	Name:	Michael J. Wortley
	Title:	Chief Financial Officer

[Signature Page to Amended and Restated Limited Liability Company Agreement of

Cheniere Corpus Christi Holdings, LLC]

Exhibit A

Managers

R. Keith Teague	700 Milam St., Suite 1900 Houston, TX 77002

Michael J. Wortley	700 Milam St., Suite 1900 Houston, TX 77002

Exh. A - Page -1-

Exhibit B

Current Members

Member	Units Owned

Cheniere CCH HoldCo I, LLC	100

Exh. B - Page -1-

Exhibit C

Form of Unit Certificate

Exh. C - Page -1-

FORMED UNDER THE LAWS OF

DELAWARE

Number	Units

*[●]*	*[●]*

CHENIERE CORUS CHRISTI HOLDINGS, LLC

Limited Liability Company Units

This Certifies that                                          is the registered holder of                                          Units.

To the fullest extent permitted by law, Member’s limited liability company interest in the Company is not transferable except as provided in (i) the Amended and Restated Limited Liability Company Agreement of the Company and (ii) the Finance Documents.

IN WITNESS WHEREOF, the said Company has caused this Certificate to be signed by its duly authorized officers.

This      day of              A.D.

[●]	[●]

THIS CERTIFICATE EVIDENCES AN INTEREST IN CHENIERE CORPUS CHRISTI HOLDINGS, LLC (THE “COMPANY”) AND SHALL BE A SECURITY GOVERNED BY ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN THE STATE OF ITS FORMATION AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ARTICLE 8 OF THE UNIFORM COMMERCIAL CODE OF EACH OTHER APPLICABLE JURISDICTION. THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND MAY NOT BE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT COVERING SUCH SECURITIES UNDER THE SECURITIES ACT, OR PURSUANT TO AN OPINION OF COUNSEL (IF REQUESTED BY THE COMPANY) SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE INTERESTS REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF (I) THE AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AMONG THE MEMBER(S) AND (II) THE FINANCE DOCUMENTS. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

SEE REVERSE FOR RESTRICTIONS ON TRANSFER